UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 25, 2016

Weyland Tech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51815	46-5057897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9/F, The Wellington
198 Wellington Street, Central
Hong Kong HKSAR
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	+852 9316 6780

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS TO BE INCLUDED IN THIS REPORT

Item 8.01. Other Events

On May 25, 2016, Weyland Tech, Inc. issued a press release. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Weyland Tech, Inc. providing shareholders with a financial update and a highlight of key accomplishments for the 2016 First Quarter ended March 31, 2016.

Service Revenue

Service Revenues were $ 2,261,455 and $480,000 for the three months ended March 31, 2016 and 2015, respectively.  The increase is due to the significant contribution from the CreateApp platform effective September 1, 2015.

Cost of Service

Cost of Service was $634,331 and $475,000 for the three months ended March 31, 2016 and 2015, respectively.  The movement is due to costs and increased scale of service operation in connection with the CreateApp platform effective September 1, 2015.

Operating Expenses

General and administrative expenses:  General and administrative expenses were $ 257,142 and $14,616 for the three months ended March 31, 2016 and 2015, respectively.  The increase is mainly due to the change in cost structure incorporating the CreateApp platform effective September 1, 2015 and an increased scale of operation of our business.  Included in General and administrative expenses were Amortization of development costs capitalized of $ 83,333 (2015: Nil).

Net Income

The Company had a net income of $1,369,982 for the three months ended March 31, 2016 as compared to a net loss of $9,616 for the three months ended March 31, 2015.  The significant increase in net income is mainly due to the contribution from the services offered through the CreateApp platform effective September 1, 2015.

Net Profit (Loss) Per Common Share - basic and fully diluted

The Company had net profit per common share of 0.089 for the three months ended March 31, 2016 as compared to a net loss per common share of (0.000692) for the three months ended March 31, 2015.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1  Press release, dated May 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYLAND TECH INC.

Dated: May 25, 2016	By: /s/ Brent Y. Suen
Name: Brent Y. Suen
Title: President & CEO